                                                                    Exhibit 9(b)

ALAMO DIRECT                                           280 Oser Avenue
                                                       Hauppauge, NY  11788-3610
                                                       Voice: 516-231-7900
                                                       Fax:   516-231-7999



                          STATEMENT OF CONFIDENTIALITY

DAVID B. OLSHEVER, being duly sworn, deposes and says: That he is an officer of ALAMO DIRECT MAIL SERVICES, INC., (Alamo), a corporation organized and existing under the laws of the State of New York; that Alamo will not under any circumstances use for its own purposes, broker, sell, or otherwise release data provided to it by Lincoln Life, its transfer agent, or any other firm representing Lincoln Life. The data will only be used for mailing and/or proxy purposes as strictly governed by Lincoln Life. Alamo will make available at all times the return of the data to Lincoln Life upon request.


                                       /s/ David B. Olshever
                                           ------------------------------
                                                DAVID B. OLSHEVER
                                                  VICE PRESIDENT


Sworn and subscribed before me this 18th day of September, 1996.


                                               Debra J. Reilly
/s/ Debra J. Reilly                        Notary Public of New York
------------------                      Suffolk County No. 01RE5030504
   NOTARY PUBLIC                        Commission Expires July 18,1998

________________________________________________________________________________
  Direct Mail and List Processing . Proxy Services . Fulfillment . Printing
 . Inventory Management

                PROXY MAILING AND TABULATION SERVICES AGREEMENT

  THIS AGREEMENT, made as of the 18th day of September, 1996 by and between ALAMO DIRECT MAIL SERVICES, INC., a New York corporation ("ALAMO"), and Lincoln Life, an Indiana corporation ("Lincoln Life" and/or "Client").

                                  WITNESSETH:

  WHEREAS, Alamo is engaged in the business, among other things, of providing proxy mailing and tabulation services; and

  WHEREAS, Lincoln Life desires to have Alamo provide proxy mailing and tabulation services in connection with its business on the terms and conditions contained in this Agreement;

  NOW, THEREFORE, it is hereby mutually agreed as follows:

     1. Provision and Purchase of the Services Alamo will provide and Lincoln Life will purchase from Alamo the specific services (hereinafter collectively referred to as the "Services") set forth in Exhibit A which is attached to and made a part of this Agreement. Alamo shall furnish all equipment, personnel and ancillary services, and shall also (except as otherwise directed by Lincoln Life) furnish and manage any inventory of supplies necessary to furnish the Services.

In the event any services and items are not specified in Exhibit A are required by Lincoln Life, Lincoln Life and Alamo shall negotiate the additional services and items and shall agree in writing upon mutually acceptable descriptions, scheduling and prices for said services and items.

     2. Term This Agreement shall commence on September 18, 1996 and shall continue through the completion of the Services. In the event this campaign is canceled by Lincoln Life, Alamo will be reimbursed by Lincoln Life for any out-of-pocket expenses incurred for printing expenses and 25% of the total service fee set forth in Exhibit B for administrative costs.


     3. Prices for the Services Alamo shall charge for the Services the prices set forth in Exhibit B. Said prices do not include Alamo's out-of-pocket expenses as defined in paragraph 4.

The prices set forth in Exhibit B are based upon the assumption that the project materials provided by Lincoln Life, and data files with respect to the Client, both of which are due from Lincoln Life as provided for by this project will be received by Alamo from Lincoln Life in a reasonable amount of set forth in Exhibit A. In the event Lincoln Life fails to adhere to the schedule, Alamo shall have the right to charge reasonable additional fees for work performed and/or loss of volume discounts incurred by Alamo arising out of Lincoln Life failure to meet the schedule.

     4. Out-of-Pocket Expenses Out-of-pocket expenses be those expenses reasonably necessary, and actually incurred by Alamo in the performance of the Services for postage, express mail services, courier services and travel. In the event Alamo desires to incur and bill any other expenses as out-of-pocket expenses, it must first obtain the prior written agreement of Lincoln Life. Express mail charges may be billed to Lincoln Life directly by the express mail vendor, in which event Lincoln Life shall make payments directly to such vendor. Alamo shall give Lincoln Life notice in advance of the amount which Alamo needs for 100% of outbound postage costs and 40% of the BRE postage. These monies must be deposited with Alamo 72 hours before outbound mailing commences.

     5. Billing and Payment Alamo requires 50% of the per account fee at the signing of this agreement. Alamo will invoice Lincoln Life for the Services and for reasonable and verifiable out-of-pocket expenses. Lincoln Life shall pay Alamo the balance due within thirty (30) days after the date of the final invoice.

     6. Authority; Compliance with Laws Lincoln Life represents and warrants that it is duly authorized to act on behalf of the Client to which this Agreement relates with respect to the matters covered hereby and that all actions necessary for the solicitation of proxies to which the Services in a part relate ("Solicitation") to be in compliance with all laws, rules, regulations and instructions of governmental agencies including the Securities Exchange Act of 1934 and the rules, regulations and instructions of the Securities and Exchange Commission have been taken in a timely manner and Lincoln Life covenants that it will take or cause to be taken in a timely manner such further action as may be necessary for the Solicitation to be at all times in compliance with such laws, rules, regulations and instructions.

Provided, however, that Lincoln Life makes no such representation, warranty or covenant with regard to the Services or other matters that are within the control of Alamo or with regard to actions taken or omitted by Alamo without authority from Lincoln Life. Provided, further, that to the extent such compliance by Lincoln Life relates to the Services Alamo is providing under the Agreement Alamo represents that it will use best efforts in providing such Services to ensure that Lincoln Life can comply with such laws and meet its obligations as referenced herein.

     7a. Responsibility Lincoln Life assumes full responsibility and will indemnify Alamo and save it harmless from and against any and all actions or suits, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payment, expenses and liabilities arising out of wrongful acts by Lincoln Life under this Agreement or Lincoln Life's performance hereunder, and not arising from Alamo's bad faith or negligence.

     7b. Responsibility Alamo assumes full responsibility and will indemnify Lincoln Life and save it harmless from and against any and all actions or suits, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payment, expenses and liabilities arising out of wrongful acts by Alamo under this Agreement or Alamo's performance hereunder, and not arising from Lincoln Life's bad faith or negligence.

      8. Governing Law This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York.

      9. Confidentiality Alamo agrees that it will regard and preserve as confidential and use solely for the purposes set forth in this Agreement all information related to the business of the Client that may be obtained by Alamo by any source as a result of the Agreement. Alamo agrees that it will not sell, otherwise market, or otherwise release to any third party, any data supplied by the Client.

     10. Project Conclusion At the conclusion of the campaign, Alamo will, at Lincoln Life's request, return to Lincoln Life, or destroy, any data supplied by Lincoln Life about Lincoln Life's customers, including names, addresses, and other individualized data. Lincoln Life and Alamo will agree on the proper method by which Lincoln Life shall verify that the data has been returned or destroyed.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                   Lincoln National Life Insurance Company,
                                 on behalf of
                       Lincoln International Fund, Inc.


                            By: /s/ Reed P. Miller
                               ------------------------
                                     (Signature)


                         Name: /s/ Reed P. Miller, VP
                              -------------------------
                                   (Name and Title)





                       ALAMO DIRECT MAIL SERVICES, INC.



                          By:  /s/ David B. Olshever
                             --------------------------
                                  (Signature)

                       Name:  /s/ David B. Olshever, VP
                            ---------------------------
                                 (Name and Title)

                                   EXHIBIT A


                                PROXY SERVICES

FILE CREATION       On the established record date, the Client's transfer agent will extract from their files the shareholder participant information necessary for proxy tabulation and mailing in the previously agreed record layout, balance the fund and forward record date tapes to Alamo by the scheduled date.

DOCUMENT            In conjunction with Lincoln Life and complying with SEC and
PROCUREMENT         postal requirements, Alamo will design the proxy card, #10 window envelope & #9 BRE for the proxy mailing to the shareholders and will have them printed (1 color). The package will include an outgoing envelope, a proxy card and a business reply envelope. It will be the Client's responsibility to provide the statement by the scheduled date. The proxy package will meet Alamo's enclosing machine specifications

OVERLAYING OF       Alamo will overlay the shareholder information on the proxy
PROXIES             cards, including name, address, beneficiary lines, account number and postal sorting information.

MAIL RELEASE        On a predetermined date, the packages will be overlayed and enclosed. An agreed upon enclosing schedule will provide for the mail to be released to the Post Office at specific times using First or Third Class mail.

TABULATION

Alamo will arrange to pick up the returned packages from the Post Office. The packages are machine-opened which detects multiple enclosures. These enclosures, such as checks, will be sent to the Client. The cards will then be processed through the OMR scanning equipment. The machine will scan and tabulate the cards, setting aside those that require special handling.


SPECIAL HANDLING

A special service unit will review for proxies marked exceptions, proxies with multiple boxes marked, and proxies without signatures. Alamo will send those proxies with no signatures back to the shareholders.


MANAGEMENT TRACKING REPORTS

Tabulation reports will be provided to Lincoln Life on a regular basis for the purpose of tracking the progress of the program.


ANNUAL MEETING

Alamo will send representatives to any annual meeting. The representative will have access to proxy information such as whether a proxy card was received or not.


OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include postage associated with the implementation of the program.

All postage savings derived from postal discount qualifications will be passed on to the Client. Other out-of-pocket expenses that may be incurred are express shipping charges and proxy cards for broker street positions (if necessary), proxy cards for the proxy campaign, and all necessary envelopes for the campaign.

                                   Exhibit B
                             Lincoln National Life
                  International Fund Proxy Campaign Proposal


Services/Fees
-------------

 . Proxy card design and preparation
 . Read proxy tape/file and provide share proofs
 . Electronically overlay/image registrations onto proxy cards
 . Machine insert and mail proxy card, proxy statement, and BRE into #10/#11 window envelope
 . Produce stratification reports by fund (if required) to select VIP and Non VIP accounts for mailing schedule
 . Extract, validate, scan and tabulate proxy cards
 . Provide daily vote reporting, share range analysis, and administrative support . Provide update/voted files
 . Provide affidavit of mailing

          Per account fee                    $0.27
          Householding fee                   $0.03
          Total service fee (per account)    $0.30

Out of Pocket costs
-------------------

 . Outbound postage                           . Business Reply Postage
 . Overnight express service/courier          . Proxy card re-mails
 . Additional reporting/programming           . Printing of additional material
 . Proxy cards for campaign (app. $25-30/M)   . #9 BRE's for campaign (at Market)
 . #10/#11 Outside Envelopes (at Market)